Exhibit 4(f)(147)

EXECUTION COPY

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of June 17, 2011 (this “Amendment”), is entered into in connection with that certain FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of June 16, 2010 (as amended, supplemented, restated or replaced from time to time, the “Loan Agreement”), by and among CAC WAREHOUSE FUNDING CORPORATION II, a Nevada corporation, (the “Borrower”), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation, (“Credit Acceptance”) as the originator, the servicer or the custodian, WELLS FARGO BANK, NATIONAL ASSOCIATION, as an investor for the VFCC Purchaser Group (an “Investor”) and the other Investors from time to time party thereto, VARIABLE FUNDING CAPITAL COMPANY, LLC, a Delaware limited liability company (“VFCC”), a CP conduit or a lender, and the other CP conduits from time to time party thereto, WELLS FARGO SECURITIES, LLC, a Delaware limited liability company (“WFS”), as deal agent (the “Deal Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association with its headquarters in Charlotte, North Carolina (“Wells Fargo”), as the liquidity agent for the VFCC Purchaser Group (a “Liquidity Agent”) and the other Liquidity Agents from time to time party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION,  as the backup servicer (in such capacity, the “Backup Servicer”) and collateral agent (in such capacity, the “Collateral Agent”).

Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in the Loan Agreement.

PRELIMINARY STATEMENTS

WHEREAS, each of the signatories hereto is party to the Loan Agreement;

WHEREAS, each of the signatories hereto agrees that the facility under the Loan Agreement is now, and immediately following the date hereof shall be, in the Revolving Period with regard to each Purchaser Group; and

WHEREAS, the parties hereto desire to amend the Loan Agreement in certain respects as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Loan Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, the signatories hereto agree as follows:

Amendments.

(a) Section 1.1 of the Loan Agreement is hereby amended by deleting the following phrase as it appears in the definition of “Commitment Termination Date”:  “June 15, 2013” and replacing it with the following phrase: “June 17, 2014.”

(b) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Hedge Counterparty” in its entirety and replacing it with the following:

“Hedge Counterparty:  (I) Any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer and (ii) unless otherwise agreed to by the Deal Agent, has a long-term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Deal Agent pursuant to Section 2.2(a) (except in the case of an interest rate cap where such consent is not required) and (ii) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clauses (I)(a) and (I)(b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer (except in the case of an interest rate cap where such transfer is not required), or (II) in respect of a Hedge Transaction entered into during the period commencing on June 17, 2011 and concluding on June 16, 2012, any entity that (a) on the date of entering into any Hedge Transaction (i) is a bank signatory to the Credit Agreement (other than Israel Discount Bank of New York or an Affiliate) and (ii) unless otherwise agreed to by the Deal Agent, has not experienced a withdrawal or downgrade of its short- or long-term unsecured debt rating since June 17, 2011, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Deal Agent pursuant to Section 2.2(a) (except in the case of an interest rate cap where such consent is not required) and (ii) agrees that in the event that it experiences a withdrawal or reduction of its long-term unsecured debt rating such that it no longer has a minimum rating of “BBB-,” it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clauses (I)(a) and (I)(b) or clauses (II)(a) and (II)(b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer (except in the case of an interest rate cap where such transfer is not required).”

(c)           Section 5.3 of the Loan Agreement is hereby amended by adding at the end thereof the following:

“With respect to any Hedge Counterparty that satisfied clause (I) of the definition of “Hedge Counterparty” on the date it entered into a Hedging Agreement relating hereto, in the event that Moody’s or S&P reduces such Hedge Counterparty’s long-term unsecured debt rating below the Long-term Rating Requirement, or reduces such Hedge Counterparty’s short-term unsecured debt rating below the Short-term Rating Requirement, Borrower shall effect the replacement of such Hedge Counterparty with a counterparty meeting the definition of “Hedge Counterparty” not later than 30 calendar days following such rating reduction.  With respect to any Hedge Counterparty that satisfied clause (II) of the definition of “Hedge Counterparty” on the date it entered into a Hedging Agreement relating hereto, in the event that such Hedge Counterparty experiences a withdrawal or reduction of its long-term unsecured debt rating such that it no longer has a minimum rating of “BBB-,” Borrower shall effect the replacement of such Hedge Counterparty with a counterparty meeting the definition of “Hedge Counterparty” not later than 30 calendar days following such rating reduction.”

Section 2. Conditions to Effectiveness.  This Amendment shall become effective on and as of the date hereof, (i) upon the receipt by the Deal Agent of an executed counterpart of this Amendment from each party hereto, and (ii) upon the receipt by the Deal Agent of an executed counterpart of that certain Fifth Amended and Restated Fee Letter for the VFCC Purchaser Group, dated as of the date hereof, by and among WFS, Wells Fargo and the Borrower.

Section 3. Severability of Provisions.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 4. Captions.  The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 5. Agreement to Remain in Full Force and Effect.  Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects.  All references in the Loan Agreement to “herein,” or words of like import, and all references to the Loan Agreement in any agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

Section 6. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7. Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

Section 8. Representations and Warranties.  The Borrower hereby certifies that (i) the representations and warranties made by it in Section 4.1 of the Loan Agreement are true and correct as of the date hereof, as though made on and as of the date hereof and (ii) as of the date hereof, there is no Termination Event or Servicer Termination Event or event which, with the passage of time of the giving of notice, could result in a Termination Event or a Servicer Termination Event.

Section 9. Waiver of Notice.  Each of the parties hereto hereby waives any notice in connection with the execution and delivery of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

CAC WAREHOUSE FUNDING

CORPORATION II, as Borrower

By:	/s/ Douglas W. Busk
Name:	Douglas W. Busk
Title:	Treasurer

CREDIT ACCEPTANCE CORPORATION,
as the Servicer and Custodian

By:	/s/ Douglas W. Busk
Name:	Douglas W. Busk
Title:	Treasurer

WELLS FARGO SECURITIES, LLC,

as Deal Agent

By:	/s/ Jennifer Dice
Name:	Jennifer Dice
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Liquidity Agent and Investor

By:	/s/ Kevin McConnell
Name:	Kevin McConnell
Title:	Managing Director

VARIABLE FUNDING CAPITAL COMPANY LLC, as a CP Conduit and a Lender

By:	Wells Fargo Securities, LLC, as attorney-in-fact

By:	/s/ Douglas R. Wilson, Sr.
Name:	Douglas R. Wilson, Sr.
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Backup Servicer and Collateral Agent

By:	/s/ Julie Tanner Fischer
Name:	Julie Tanner Fischer
Title:	Vice President